Exhibit 99.2

Summary of Remarks of Donat A. Fournier at the

Annual Meeting of Shareholders

May 29, 2008

Last year, when we discussed the state of the banking industry, we talked about the inverted yield curve and challenges banks faced in protecting their net interest margin, as rising rates and the competition for deposits put pressure on the cost of funds. We also discussed the weakness in the sub prime mortgage market and the fact that our bank was not a player in that market. We have always viewed the sub prime market as very risky and our decision not to invest there has proven to be a very wise choice.

As we now know, the sub prime market has continued its deterioration, resulting in a significant number of charge-offs leading to the failure or sale of many sub prime mortgage companies, financial difficulties within Freddie Mac and Fannie Mae and related losses that have forced many large Banks to raise capital at a significant dilution to existing shareholders. To help stem the tide, the Fed has rapidly reduced interest rates and provided liquidity to the marketplace.

Partially as a result of the Fed rate cuts, as well as a return to risk-based pricing, the inverted yield curve is now a thing of the past. There exists a much steeper yield curve today, and pricing pressure for new loan originations has been reduced and community banks are once again able to price for risk. Ultimately, this should result in improved margins for banks.

As the financial markets have been erratic, we are beginning to see deposit growth and we could be seeing a window of opportunity to increase core deposits.

We do not believe that the sub prime problem will disappear quickly; we see the issue remaining with us for an extended period as mortgage holders struggle to work with delinquent borrowers, restructure loans, or foreclose on properties and ultimately liquidate this collateral in a declining housing market. It is anyone’s guess as to when the residential housing marketplace will stabilize, but we feel given the slowing economy and the amount of foreclosure activity, that it will be well into 2009 and possibly into 2010 before we see stabilization in the housing market.

We continue to see high levels of foreclosures which we expect will continue throughout 2008. The impact of these foreclosures is beginning to be seen in some low to moderate income neighborhoods. Public and private sector efforts seek to reduce the amount of foreclosure activity and maintain the quality of neighborhoods. The question remains whether those efforts will be “too little too late”.

While we could spend hours analyzing how we got here, I think it is enough to say that it was primarily not the local community banks that were involved with this type of lending but rather the big national players. I am sure that some companies are questioning how they let their credit standards deteriorate to such low levels. Obviously they believed that residential real estate would continue to increase in value and bail them out of their bad decisions. The home owners have a significant amount of culpability as they ignored their ability to meet current and future expected payments when rates increased. The bottom line is that there appears to have been too much speculation and greed on all parts.

On top of the credit situation, economic activity is slowing and the economy is struggling. In addition to the slowdown in housing, there is a slowdown in demand for retail products and automobiles. The employment outlook is not robust with lower job growth and increasing layoffs.

The Fed remains concerned about inflation and we think that it is likely that they are done with rate reductions and are more likely to begin increasing rates sometime in 2009. This of course would not be the best news for the housing industry.

The consumer is feeling the pain particularly in reductions of home values, higher energy costs, higher food prices and a slow down in the economy. It is likely that the average consumer will remain economically stressed for some time and not feel better about their individual situations until home values and the markets stabilize.

Many of the larger banks have taken significant losses in their loan and investment portfolios. As a result, they have raised a considerable amount of new capital, but with the continuing credit problems they have been shrinking their balance sheets and backing away from new business generation. This should present opportunities for community banks to prudently add quality assets to their balance sheets. We intend to take advantage of this disruption and will be looking to increase our small business relationships and consumer business. I assure you that we will continue to maintain our conservative approach to loan growth and will book loans that meet our rigorous underwriting standards.

Our asset growth for 2007 was minimal at approximately $5.6 million or 1.2%. We continued to focus on reducing the reliance on net interest income by increasing fee and non-interest income while maintaining the core operating expenses of the company. Our reported net income for 2007 was $3,570,000 vs. adjusted net income of $3,023,000 for 2006.

For the first quarter of 2008, we had approximately $15 million in asset growth. We grew the loan portfolio by approximately $12.5 million and the investment portfolio by a little over $7 million and we had growth in deposits of approximately $9 million. Earnings for the quarter were $910,000 vs. $807,000 for the first quarter last year.

To us, this year is all about CREDIT QUALITY and knowing the imbedded credit risk within the loan portfolio. This requires actively monitoring the loan portfolio and taking prompt corrective action on any deteriorating credits in the portfolio.

We have a well-balanced loan portfolio which is diversified between residential loans, consumer and home equity; commercial and industrial plus owner occupied real estate. The construction piece of our portfolio is performing well and is only $14.49 million, or 4.5%, of the loan portfolio and approximately 31% of capital.

Further, the commercial and industrial portion is segmented along different industry lines with no pronounced concentrations. Our investment real estate by property type is also well diversified.

Beverly National has avoided the problems in the sub prime market and our credit quality has not been impacted. At year end, our allowance for loan losses stood at $3,614,000, or 1.1% of total loans. Our total delinquency ratio for 30 through 90 days was 0.71% of total loans and net charge-offs for the year was a net recovery of $175,000. For quarter end March 2008, our allowance is $3,727,000, or 1.1% of total loans. Our total delinquency ratio was 0.52%, which is well below national averages. Our total non-accrual loans consist of two loans which total $259,000 at year end and $245,000 at the end of the first quarter. Both of these loans are current as to principal and interest payments but our analysis of the situations leads us to believe that the borrowers are under considerable stress and we believe it is prudent to keep the loans on non-accrual until their financial difficulties are resolved.

While we have avoided the sub prime meltdown, we are cautious in our evaluation of the future and the effects that the slowdown in the economy and rising energy and food prices may have on otherwise prime borrowers. Thus we will continue to increase our reserve levels and be prepared in case we see rising delinquencies through the course of the year.

Our deposit composition remains strong and is primarily comprised of core accounts. Of note, we began offering expanded internet banking activities last year and at the end of the first quarter had approximately $13 million of savings deposits in that category. I am also happy to report that our new Salem Branch is doing very well and has approximately $15 million in deposits.

Our focus this year, in addition to maintaining the credit quality of our loan portfolio, is centered on our small business development group. We have undertaken an initiative to increase our business development capabilities by moving two experienced business development officers into our new business banking group, combining them with our cash management area. We have built a robust cash management platform and we compete very well with large regional and national banks. Our services include payroll, money market accounts, sweep accounts, internet banking, check imaging, lockbox, business credit lines, merchant card services and our recently introduced remote deposit product. This will be a direct sales effort calling on local businesses.

We will continue to work at diversifying our deposits sources and will be looking to expand the reach of our internet banking activities, continuing with the E-savings account and expanding our online account opening capabilities while adding CDs and money market accounts to the mix.

We are making a substantial investment in our Wealth Management department. Working with a consulting group, we have completed a review of our capabilities and have decided to expand our product offerings through an alliance with a wealth management company that will allow access to the stock portfolios of independent investment management firms. We have recently added an investment officer and have plans to add sales staff this year in order to expand our marketing and sales initiatives for Wealth Management.

In order to provide suitable and visible space for this group, we are renovating office space at 246/248 Cabot Street.

We will maintain our credit quality and underwriting standards at the highest possible level. We continue to find ways to improve our efficiency while making suitable long term investments into our businesses and are dedicated to improving earnings to provide total shareholder return and protect the dividend level.

During this past year we were saddened by the sudden passing of our good friend and fellow director Clark R. Smith. Clark was a respected member of the Board and provided valuable insight. His contribution and support are missed.

I would like to acknowledge and welcome Ms. Carol Vallone to the Board. Carol comes to us with an extensive technology background. Currently, Carol is an independent consultant, and was most recently the Founder, Chairman, President and CEO of WebCt, Inc., a global enterprise software and services company that specializes in the higher education markets.

We are also pleased to have Ms. Linda E. Saris join our Board. Ms. Saris is currently the Founder and Director of Salem Cyberspace, a community-based technology learning center.